Exhibit 99.1
OFS CAPITAL CORPORATION ANNOUNCES FIRST QUARTER 2022 FINANCIAL RESULTS
QUARTERLY DISTRIBUTION INCREASED TO $0.29 PER SHARE — 3.6% INCREASE COMPARED TO PRIOR QUARTER
Chicago, IL - May 6, 2022 - OFS Capital Corporation (NASDAQ: OFS) (“OFS Capital,” the “Company,” “we,” “us,” or “our”) today announced its financial results for the fiscal quarter ended March 31, 2022. On May 3, 2022, OFS Capital’s Board of Directors declared a distribution of $0.29 per common share for the second quarter of 2022, a 3.6% increase compared to the prior quarter, payable on June 30, 2022 to stockholders of record as of June 23, 2022.
FIRST QUARTER FINANCIAL HIGHLIGHTS
•Net investment income of $3.0 million, or $0.22 per common share.
•Adjusted net investment income (“Adjusted NII”)(1) of $4.1 million, or $0.30 per common share.
•Net gain on investments of $5.5 million, or $0.41 per common share.
•Net asset value (“NAV”) per common share of $15.52 as of March 31, 2022, an increase from $15.18 as of December 31, 2021.
•As of March 31, 2022, based on fair value, 93% of our loan portfolio consisted of floating rate loans and 97% of our loan portfolio consisted of senior secured loans.
•As of March 31, 2022, 67% of our debt matures in 2025 and beyond and 52% of our outstanding debt is unsecured.

SELECTED FINANCIAL HIGHLIGHTS (unaudited)	Three Months Ended
	March 31, 2022	December 31, 2021
Net Investment Income Per Common Share
Net investment income per common share	$0.22	$0.33

Net Realized/Unrealized Gain (Loss) Per Common Share
Net realized gain (loss) on investments per common share	$0.02	$(0.98)
Net unrealized gain on investments per common share	0.39	2.07
Net loss on extinguishment of debt per common share	(0.01)	(0.15)
Net gain per common share	$0.40	$0.94

Earnings Per Common Share
Earnings per common share	$0.62	$1.27

Net Asset Value Per Common Share
Net asset value per common share	$15.52	$15.18
Distributions paid per common share	$0.28	$0.25

Adjusted NII Per Common Share(1)
Net investment income per common share	$0.22	$0.33
Capital gain incentive fee accrual per common share	0.08	0.14
Adjusted NII per common share	$0.30	$0.47

	As of
(in millions, except per share data)	March 31, 2022	December 31, 2021
Balance Sheet Highlights (unaudited)
Investment portfolio, at fair value	$556.9	$507.1
Total assets	571.7	569.0
Net asset value per common share	15.52	15.18

“Our net asset value increased 2.2% from the end of 2021 and we increased our quarterly distribution for the seventh consecutive quarter,” said Bilal Rashid, OFS Capital's Chairman and Chief Executive Officer. “We believe that credit quality remains solid and that our portfolio is well positioned in this rising interest rate environment as 93% of our loan portfolio consists of floating rate loans and 67% of outstanding debt is fixed rate.”

(1)    On a supplemental basis, we disclose Adjusted NII (including on a per share basis), which is a financial measure calculated and presented on basis other than in accordance with generally accepted accounting principles of the United States of America (“GAAP”). Adjusted NII represents net investment income, excluding the capital gains incentive fee, in periods in which such expense occurs. GAAP requires recognition of a capital gains incentive fee in our financial statements when aggregate net realized and unrealized capital gains, if any, on a cumulative basis from the date of the election to be a BDC through the reporting date is positive. Such fees are subject to further conditions specified in the investment advisory agreement with OFS Capital Management, LLC, principally related to the realization of such net gains, before OFS Capital Management, LLC is entitled to payment, and such recognized fees are subject to the risk of reversal should unrealized gains diminish to become losses. Management believes that Adjusted NII is a useful indicator of operations exclusive of any net capital gains incentive fee, as net investment income does not include the net gains, realized or unrealized, associated with the capital gains incentive fee.
Management believes Adjusted NII facilitates analysis of our results of operations and provides greater transparency into the determination of incentive fees. Adjusted NII is not meant as a substitute for net investment income determined in accordance with GAAP and should be considered in the context of the entirety of our reported results of operations, financial position and cash flows determined in accordance with GAAP. A reconciliation of net investment income determined in accordance with GAAP to Adjusted NII is set forth in Schedule I to this press release.

PORTFOLIO AND INVESTMENT ACTIVITIES
($ in millions, except for per share data)

Portfolio Overview	As of and for the Three Months Ended March 31, 2022
Investment portfolio, at fair value	$556.9
Weighted-average performing income yield - interest-bearing investments (2)	9.0%
Weighted-average realized yield - interest-bearing investments (3)	8.6%
Weighted-average realized yield on total investments (4)	8.2%
The weighted-average yields of our investments is not the same as a return on investment for our stockholders but, rather, relates to portion of our investment portfolio and is calculated before the payment of all of our fees and expenses.
(2)Income yield is calculated as (a) the actual amount earned on performing investments, including interest and prepayment fees and amortization of net loan fees, divided by (b) the weighted-average of total performing investment amortized cost.
(3)    Realized yield is computed as (a) the actual amount earned on interest-bearing investments, including interest, prepayment fees and net loan fees, divided by (b) the weighted-average of total interest-bearing investments amortized cost, in each case, including debt investments in non-accrual status and non-income producing Structured Finance Notes.
(4)    Realized yield is computed as (a) the actual amount earned on all investments including interest, dividends and prepayment fees, amortization of net loan fees, and dividends received divided by (b) the weighted-average of total investments amortized cost or cost.

	Three Months Ended
Portfolio Activity	March 31, 2022	December 31, 2021
Investments in new portfolio companies	$33.0	$61.6
Investments in existing portfolio companies	15.1	13.7
Investments in structured finance notes	22.1	—
As of March 31, 2022, based on fair value, our investment portfolio was comprised of the following:
•Total investments of $556.9 million, which was equal to approximately 111% of amortized cost;
•Debt investments of $370.7 million in 63 portfolio companies, of which 97% and 3% were senior secured loans and subordinated loans, respectively;
•Equity investments of $95.9 million;

•20 structured finance note investments totaling $90.4 million; and
•Unfunded commitments of $44.8 million to 16 portfolio companies.

RESULTS OF OPERATIONS
Investment Income
For the three months ended March 31, 2022, total investment income of $10.9 million decreased by $4.3 million compared to the three months ended December 31, 2021, primarily due to a decrease of $2.6 million in dividend and fee income. Also contributing to the decrease in investment income for the three months ended March 31, 2022 was a $0.7 million decrease in deferred fee amortization as a result of lower portfolio runoff and redeployment of payoffs into lower yielding senior secured loans.
Expenses
For the three months ended March 31, 2022, total expenses of $7.9 million decreased by $2.9 million compared to the three months ended December 31, 2021, primarily due to a decrease in incentive fees and interest expense.
Net Gain (Loss) on Investments
For the three months ended March 31, 2022, our portfolio experienced net gains of $5.5 million principally due to a $10.0 million, or 3.1%, increase in the fair values of our directly originated debt and equity investments. The net gains in our directly originated investments were primarily attributable to a $9.6 million increase in the fair value of our equity position in Pfanstiehl Holdings, Inc. Partially offsetting our net gains in our directly originated investments for the three months ended March 31, 2022 were unrealized losses of $1.0 million and $3.4 million on our broadly syndicated loans and structured finance notes, respectively, primarily due to widening of liquid credit market spreads.
LIQUIDITY AND CAPITAL RESOURCES
As of March 31, 2022, we had $10.5 million in cash, which includes $7.5 million held by our wholly owned small business investment company, OFS SBIC I, LP (“SBIC I LP”), and OFSCC-FS, LLC (“OFSCC-FS”), an indirect wholly owned subsidiary. Our use of cash held by SBIC I LP and OFSCC-FS is restricted by regulatory and contractual conditions, including limitations on the amount of cash SBIC I LP and OFSCC-FS can distribute to us.
As of March 31, 2022, we had an unused commitment of $21.8 million under our senior secured revolving credit facility with Pacific Western Bank (“PWB Credit Facility”), as well as an unused commitment of $38.6 million under our revolving credit facility with BNP Paribas, both subject to borrowing base requirements and other covenants. Based on fair values and equity capital at March 31, 2022, we could access all unused commitments under our credit facilities and remain in compliance with the 1940 Act asset coverage requirement.
RECENT DEVELOPMENTS
On April 22, 2022, we amended the PWB Credit Facility to: (i) increase the maximum amount available under the PWB Credit Facility from $25.0 million to $35.0 million; and (ii) extend the maturity date of the PWB Credit Facility from February 28, 2023 to February 28, 2024.
CONFERENCE CALL
OFS Capital will host a conference call to discuss these results on Friday, May 6, 2022, at 10:00 AM Eastern Time. Interested parties may participate in the call via the following:

INTERNET: Go to www.ofscapital.com at least 15 minutes prior to the start time of the call to register, download, and install any necessary audio software. A replay will be available for 90 days on OFS Capital’s website at www.ofscapital.com.

TELEPHONE: Dial (877) 510-7674 (Domestic) or (412) 902-4139 (International) approximately 15 minutes prior to the call. A telephone replay of the conference call will be available through May 16, 2022 at 9:00 AM Eastern Time and may be accessed by calling (877) 344-7529 (Domestic) or (412) 317-0088 (International) and utilizing conference ID #3433125.

For more detailed discussion of the financial and other information included in this press release, please refer to OFS Capital’s Form 10-Q for the first quarter ended March 31, 2022.

OFS Capital Corporation and Subsidiaries
Consolidated Statement of Assets and Liabilities
(Dollar amounts in thousands, except per share data)

	March 31, 2022	December 31, 2021
	(unaudited)
Assets
Investments, at fair value:
Non-control/non-affiliate investments (amortized cost of $484,150 and $428,398, respectively)	$472,538	$421,567
Affiliate investments (amortized cost of $17,651 and $17,650, respectively)	84,376	72,584
Control investment (amortized cost of $0 and $11,264, respectively)	—	12,948
Total investments at fair value (amortized cost of $501,801 and $457,312, respectively)	556,914	507,099
Cash	10,473	43,048
Interest receivable	2,092	1,475
Receivable for investments sold	—	14,893
Prepaid expenses and other assets	2,256	2,533
Total assets	$571,735	$569,048

Liabilities
Revolving lines of credit	$114,650	$100,000
SBA debentures (net of deferred debt issuance costs of $367 and $555, respectively)	50,553	69,365
Unsecured notes (net of deferred debt issuance costs of $4,414 and $4,554 respectively)	175,586	175,446
Interest payable	1,657	3,685
Payable to adviser and affiliates	5,904	6,217
Payable for investments purchased	13,037	8,788
Accrued professional fees	489	452
Other liabilities	1,473	1,351
Total liabilities	363,349	365,304

Commitments and contingencies

Net assets
Preferred stock, par value of $0.01 per share, 2,000,000 shares authorized, -0- shares issued and outstanding as of March 31, 2022 and December 31, 2021, respectively	$—	$—
Common stock, par value of $0.01 per share, 100,000,000 shares authorized, 13,425,429 and 13,422,413 shares issued and outstanding as of March 31, 2022 and December 31, 2021, respectively	134	134
Paid-in capital in excess of par	185,152	185,113
Total distributable earnings	23,100	18,497
Total net assets	208,386	203,744

Total liabilities and net assets	$571,735	$569,048

Number of shares outstanding	13,425,429	13,422,413
Net asset value per share	$15.52	$15.18

OFS Capital Corporation and Subsidiaries
Condensed Consolidated Statements of Operations (unaudited)
(Dollar amounts in thousands, except per share data)

	Three Months Ended March 31,
	2022	2021
Investment income
Interest income:
Non-control/non-affiliate investments	$9,647	$8,845
Affiliate investments	—	928
Control investment	141	367
Total interest income	9,788	10,140
Dividend income:
Non-control/non-affiliate investments	713	—
Affiliate investments	—	47
Control investment	45	—
Total dividend income	758	47
Fee income:
Non-control/non-affiliate investments	394	267
Affiliate investments	—	37
Control investment	6	—
Total fee income	400	304
Total investment income	10,946	10,491
Expenses
Interest expense	3,624	4,825
Management fee	2,020	1,834
Capital Gains Fee	1,072	—
Professional fees	407	387
Administration fee	451	568
Other expenses	367	327
Total expenses	7,941	7,941
Net investment income	3,005	2,550

Net realized and unrealized gain (loss) on investments
Net realized gain (loss) on non-control/non-affiliate investments	(13)	91
Net realized gain on control investments	278	—
Income tax expense on net realized investment gains	(48)	—
Net unrealized appreciation (depreciation) on non-control/non-affiliate investments	(4,784)	1,584
Net unrealized appreciation on affiliate investments	11,792	1,926
Net unrealized appreciation (depreciation) on control investment	(1,684)	388
Deferred tax expense on investments net unrealized appreciation	(41)	(66)
Net gain on investments	5,500	3,923
Loss on extinguishment of debt	(144)	(2,299)
Net increase in net assets resulting from operations	$8,361	$4,174

Net investment income per common share – basic and diluted	$0.22	$0.19
Net increase in net assets resulting from operations per common share – basic and diluted	$0.62	$0.31
Distributions declared per common share	$0.28	$0.20
Basic and diluted weighted average shares outstanding	13,422,447	13,409,033

ABOUT OFS CAPITAL
The Company is an externally managed, closed-end, non-diversified management investment company that has elected to be regulated as a business development company. The Company's investment objective is to provide stockholders with both current income and capital appreciation primarily through debt investments and, to a lesser extent, equity investments. The Company invests primarily in privately held middle-market companies in the United States, including lower-middle-market companies, targeting investments of $3 million to $20 million in companies with annual EBITDA between $5 million and $50 million. The Company offers flexible solutions through a variety of asset classes including senior secured loans, which includes first-lien, second-lien and unitranche loans, as well as subordinated loans and, to a lesser extent, warrants and other equity securities. The Company's investment activities are managed by OFS Capital Management, LLC, an investment adviser registered under the Investment Advisers Act of 19405, as amended, and headquartered in Chicago, Illinois, with additional offices in New York and Los Angeles.
FORWARD-LOOKING STATEMENTS
Statements in this press release regarding management's future expectations, beliefs, intentions, goals, strategies, plans or prospects, including statements relating to: OFS Capital’s results of operations, including net investment income, adjusted net investment income, net asset value and net investment gains and losses and the factors that may affect such results; management's belief that credit quality is solid and the Company’s portfolio is well positioned for the future in a rising interest rate environment due to a high percentage of floating rate loans in the portfolio, when there can be no assurance that such a composition will lead to future success; and other factors may constitute forward-looking statements for purposes of the safe harbor protection under applicable securities laws. Forward-looking statements can be identified by terminology such as “anticipate,” “believe,” “could,” “could increase the likelihood,” “estimate,” “expect,” “intend,” “is planned,” “may,” “should,” “will,” “will enable,” “would be expected,” “look forward,” “may provide,” “would” or similar terms, variations of such terms or the negative of those terms. Such forward-looking statements involve known and unknown risks, uncertainties and other factors including those risks, uncertainties and factors referred to in OFS Capital’s Annual Report on Form 10-K for the year ended December 31, 2021 filed with the Securities and Exchange Commission under the section “Risk Factors,” and in “Part II, Item 1A. Risk Factors” in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2022, as well as other documents that may be filed by OFS Capital from time to time with the Securities and Exchange Commission. As a result of such risks, uncertainties and factors, actual results may differ materially from any future results, performance or achievements discussed in or implied by the forward-looking statements contained herein. OFS Capital is providing the information in this press release as of this date and assumes no obligations to update the information included in this press release or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
INVESTOR RELATIONS CONTACT:
Steve Altebrando
646-652-8473
saltebrando@ofsmanagement.com

5   Registration does not imply a certain level of skill or training

Schedule 1
Non-GAAP Financial Measure – Adjusted Net Investment Income
On a supplemental basis, we disclose Adjusted NII (including on a per share basis), which is a financial measure calculated and presented on basis other than in accordance with GAAP. Adjusted NII represents net investment income, excluding the capital gains incentive fee, in periods in which such expense occurs. GAAP requires recognition of a capital gains incentive fee in our financial statements when aggregate net realized and unrealized capital gains, if any, on a cumulative basis from the date of the election to be a BDC through the reporting date is positive. Such fees are subject to further conditions specified in the investment advisory agreement with OFS Capital Management, LLC, principally related to the realization of such net gains, before OFS Capital Management, LLC is entitled to payment, and such recognized fees are subject to the risk of reversal should unrealized gains diminish to become losses. Management believes that Adjusted NII is a useful indicator of operations exclusive of any net capital gains incentive fee, as net investment income does not include the net gains, realized or unrealized, associated with the capital gains incentive fee. Management believes Adjusted NII facilitates analysis of our results of operations and provides greater transparency into the determination of incentive fees. Adjusted NII is not meant as a substitute for net investment income determined in accordance with GAAP and should be considered in the context of the entirety of our reported results of operations, financial position and cash flows determined in accordance with GAAP.
The following table provides a reconciliation from net investment income (the most comparable GAAP measure) to Adjusted NII for the three months ended March 31, 2022 and December 31, 2021 (dollar amounts in thousands, except per share data) (unaudited):

	Three Months Ended
	March 31, 2022		December 31, 2021
	(000's)	Per Share	(000's)	Per Share
Net investment income	$3,005	$0.22	$4,430	$0.33
Capital Gains Fee	1,072	0.08	1,814	0.14
Adjusted NII	$4,077	$0.30	$6,244	$0.47
Although these non-GAAP financial measures are intended to enhance investors’ understanding of our business and performance, these non-GAAP financial measures should not be considered an alternative to GAAP.